Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Kevin Jones	Julie Craven
(507) 437-5248	(507) 437-5345
kcjones@hormel.com	media@hormel.com

HORMEL FOODS REPORTS FIRST QUARTER RESULTS

AUSTIN, Minn. (February 23, 2012) — Hormel Foods Corporation (NYSE: HRL) today reported its performance for the fiscal year 2012 first quarter. All comparisons are to first quarter of fiscal 2011.

HIGHLIGHTS

First Quarter

•                  Diluted EPS of $.48, down 13 percent from $.55 per share

•                  Segment operating profit down 17 percent

•                  Dollar sales of $2.0 billion, up 6 percent

•                  Volume down 2 percent

•                  Grocery Products operating profit down 9 percent; volume down 6 percent; dollar sales down 3 percent

•                  Refrigerated Foods operating profit down 44 percent; volume flat; dollar sales up 7 percent

•                  Jennie-O Turkey Store operating profit up 4 percent; volume down 7 percent; dollar sales up 4 percent

•                  Specialty Foods operating profit down 4 percent; volume up 1 percent; dollar sales up 14 percent

•                  All Other (International) operating profit up 25 percent; volume flat; dollar sales up 17 percent

The company reported fiscal 2012 first quarter net earnings of $128.4 million, down 14 percent from earnings of $148.8 million a year earlier. Diluted earnings per share for the quarter were $.48 this year compared to $.55 per share last year. Sales totaled $2.04 billion, which was up 6 percent from fiscal 2011.

COMMENTARY

“Our first quarter earnings of 48 cents per share was the second best in our Company’s history, albeit down from a year ago,” said Jeffrey M. Ettinger, chairman of the board, president and chief executive officer.  “Sales grew six percent, with four of our five segments registering sales gains in the quarter.”

“I was pleased with the strong results achieved by our Jennie-O Turkey Store segment, led by increased retail value-added sales. Our International business also delivered a solid quarter, fueled by strong export sales. Results of our Refrigerated Foods segment were hindered by significantly lower pork operating margins, and our Grocery Products segment results were adversely impacted by softer sales in the center of the store,” commented Ettinger.

“We are encouraged by continued growth of our MegaMex Foods joint venture, led by increased sales of our DON MIGUEL products and our WHOLLY GUACAMOLE line. Our Foodservice group also achieved solid sales growth during the quarter,” stated Ettinger.

SEGMENT OPERATING SUMMARIES — FIRST QUARTER

Grocery Products (13% of Net Sales, 22% of Total Segment Operating Profit)

The Grocery Products segment operating profit declined 9 percent, due primarily to lower volumes and higher raw material costs.  Sales fell 3 percent with overall softer results partially offset by sales growth of the MegaMex Foods joint venture.

Refrigerated Foods (53% of Net Sales, 26% of Total Segment Operating Profit)

Refrigerated Foods segment profit declined 44 percent, due primarily to lower pork operating margins.  Sales grew 7 percent during the quarter, led by sales of HORMEL® pepperoni, HORMEL® COUNTRY CROCK® side dishes, and HORMEL® NATURAL CHOICE® deli meats in the Meat Products group, and by sales of HORMEL® NATURAL CHOICE® deli meats, AUSTIN BLUES® barbecue products, and CAFÉ H® ethnic products in the Foodservice group.

Jennie-O Turkey Store (19% of Net Sales, 38% of Total Segment Operating Profit)

Jennie-O Turkey Store had an outstanding quarter, with segment operating profit up 4 percent, over a very strong quarter a year ago.  Sales grew 4 percent led by sales of JENNIE-O TURKEY STORE® retail fresh tray pack items and turkey burgers.

Specialty Foods (11% of Net Sales, 8% of Total Segment Operating Profit)

Segment operating profit for Specialty Foods declined 4 percent, due primarily to higher raw material and freight costs.  Sales grew 14 percent, led by sales of nutritional products, private label products, sugar, and liquid portions.

All Other (4% of Net Sales, 6% of Total Segment Operating Profit)

Segment operating profit for the All Other segment, which consists primarily of Hormel Foods International, increased 25 percent for the quarter, while sales grew 17 percent, led primarily by stronger exports of fresh pork and sales of the SPAM® family of products.

Net Interest and Investment Income/Expense

Net interest and investment expense was lower, as a result of improved investment returns and lower interest expense.

General Corporate Expense

General corporate expenses were lower than last year due to higher expenses last year associated with the vesting of options under the Universal Stock Option award granted to all employees in 2007.

OUTLOOK

“As we stated in our fourth quarter release, we anticipated a challenging operating environment this year, and for comparisons to be more difficult in the first half of the year and to become more favorable in the back half.  We continue to look for slowly improving results from our Refrigerated Foods segment as pork operating margins return to more normalized levels.  Sales in our Grocery Products segment and Meat Products group should also improve, as we begin to see the effects of our new advertising campaigns supporting our HORMEL and SPAM brands. Taking all of the relevant factors into account, we are maintaining our full-year earnings guidance range of $1.79 to $1.89 per share,” concluded Ettinger.

DIVIDENDS

Effective February 15, 2012, the Company paid its 334th consecutive quarterly dividend, at the annual rate of $.60.

CONFERENCE CALL

A conference call will be webcast at 8:30 a.m. CT on Thursday, February 23, 2012. Access is available at http://www.hormelfoods.com. If you do not have Internet access and want to listen to the call over the phone, the dial-in number is 877-941-0843 and the access code is 4509484.  An audio replay is available by calling 800-406-7325 and entering access code 4509484.  The audio replay will be available beginning at 10:30 a.m. CT on Thursday, February 23, 2012, through 11:59 p.m. CT on March 8, 2012.  The webcast replay will be available at 10:30 a.m. CT, Thursday, February 23, 2012, and will be archived for one year.

ABOUT HORMEL FOODS CORPORATION

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring branded, value-added products to the global marketplace. The company is a member of the Standard & Poor’s 500 Index, Dow Jones Sustainability Indexes, Maplecroft Climate Innovation Indexes, Global 1000 Sustainable Performance Leaders, and was named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine in 2011.  The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit http://www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors that appear on pages 27-30 in the company’s Annual Report for the fiscal year ended Oct. 30, 2011, which can be accessed at www.hormelfoods.com under “Investors-SEC Filings.”

“Country Crock” is a registered trademark of the Unilever Group of Companies and is used under license. All rights reserved.

Segment Data

Fiscal 2012 First Quarter Segment Operating Results (dollars in thousands)

	FIRST QUARTER — 13 WEEKS ENDED
	January 29, 2012	January 30, 2011	% Change
NET SALES
Grocery Products	$269,479	$276,899	(2.7)
Refrigerated Foods	1,083,525	1,010,702	7.2
Jennie-O Turkey Store	377,371	364,517	3.5
Specialty Foods	218,024	191,345	13.9
All Other	91,040	78,095	16.6
Total	$2,039,439	$1,921,558	6.1

OPERATING PROFIT
Grocery Products	$44,093	$48,562	(9.2)
Refrigerated Foods	53,749	96,134	(44.1)
Jennie-O Turkey Store	76,762	73,825	4.0
Specialty Foods	16,647	17,278	(3.7)
All Other	12,471	9,993	24.8
Total segment operating profit	203,722	245,792	(17.1)
Net interest and investment expense (income)	1,624	6,138	(73.5)
General corporate expense	8,727	11,252	(22.4)
Noncontrolling interest	938	1,209	(22.4)
Earnings before income taxes	$194,309	$229,611	(15.4)

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Thirteen Weeks Ended
	1-29-2012	1-30-2011

Net sales	$2,039,439	$1,921,558

Cost of products sold	1,702,030	1,547,553

GROSS PROFIT:	337,409	374,005

Selling, general and administrative	152,477	145,161

Equity in earnings of affiliates	11,001	6,905

OPERATING INCOME:	195,933	235,749

Other income & expenses:
Interest & investment income	1,590	441
Interest expense	(3,214)	(6,579)

EARNINGS BEFORE INCOME TAXES:	194,309	229,611

Provision for income taxes	64,976	79,576
(effective tax rate)	33.44%	34.66%

NET EARNINGS	129,333	150,035
Less: net earnings attributable to noncontrolling interest	938	1,209
NET EARNINGS ATTRIBUTABLE TO HORMEL FOODS CORPORATION	$128,395	$148,826

NET EARNINGS PER SHARE
Basic	$.49	$.56
Diluted	$.48	$.55

WEIGHTED AVG SHARES OUT
Basic	263,946	266,560
Diluted	269,608	271,740

DIVIDENDS DECLARED PER SHARE	$.1500	$.1275

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	January 29, 2012	October 30, 2011
	(in thousands)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$548,618	$463,130
Short-term marketable securities	76,383	76,077
Accounts receivable	422,505	461,110
Inventories	882,828	885,823
Income taxes receivable	0	24,423
Deferred income taxes	69,485	69,203
Prepaid expenses	12,952	10,048
Other current assets	8,960	8,417

TOTAL CURRENT ASSETS	2,021,731	1,998,231

INTANGIBLES	760,495	762,930

OTHER ASSETS	579,786	576,140

PROPERTY, PLANT & EQUIPMENT, NET	908,282	907,090

TOTAL ASSETS	$4,270,294	$4,244,391

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

TOTAL CURRENT LIABILITIES	$724,586	$778,186

LONG-TERM DEBT — LESS CURRENT MATURITIES	250,000	250,000

OTHER LONG-TERM LIABILITIES	556,602	556,389

SHAREHOLDERS’ INVESTMENT	2,739,106	2,659,816

TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$4,270,294	$4,244,391

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Thirteen Weeks Ended
	1-29-2012	1-30-2011
	(in thousands)
OPERATING ACTIVITIES
Net earnings	$129,333	$150,035
Depreciation and amortization of intangibles	30,815	31,197
Increase in working capital	(11,040)	(21,177)
Other	3,052	5,277
NET CASH PROVIDED BY OPERATING ACTIVITIES	152,160	165,332

INVESTING ACTIVITIES
Acquisitions of businesses/intangibles	(168)	(7,207)
Net purchases of property/equipment	(29,403)	(15,457)
Decrease in investments, equity in affiliates, and other assets	998	4,143
NET CASH USED IN INVESTING ACTIVITIES	(28,573)	(18,521)

FINANCING ACTIVITIES
Dividends paid on common stock	(33,600)	(27,904)
Share repurchase	(11,117)	(13,731)
Other	5,814	24,762
NET CASH USED IN FINANCING ACTIVITIES	(38,903)	(16,873)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	804	1,030
INCREASE IN CASH AND CASH EQUIVALENTS	85,488	130,968
Cash and cash equivalents at beginning of year	463,130	467,845
CASH AND CASH EQUIVALENTS AT END OF QUARTER	$548,618	$598,813